EXHIBIT 21

Subsidiaries	Formation State

Techcourt LLC
4212 Techcourt, LLC
FPR Initial Portfolio, LLC
Greenbrier/Norfolk Investment, LLC
Rumsey/Snowden Holding, LLC
Newington Terminal LLC
Kristina Way Investment LLC
FPR Realty LLC
Greenbrier Holding Associates LLC
Columbia Holding Associates LLC
Newington Terminal Associates LLC
Crossways Associates LLC	Virginia Virginia Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware Delaware